As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-205176

Registration No. 333-217757

Registration No. 333-238083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205176

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217757

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238083

UNDER

THE SECURITIES ACT OF 1933

Univar Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1251958
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(331) 777-6000

(Address of Principal Executive Offices including Zip Code)

UNIVAR INC. 2015 OMNIBUS EQUITY INCENTIVE PLAN

UNIVAR INC. 2011 STOCK INCENTIVE PLAN

UNIVAR INC. EMPLOYEE STOCK PURCHASE PLAN

UNIVAR INC. 2017 OMNIBUS EQUITY INCENTIVE PLAN

UNIVAR SOLUTIONS INC. 2020 OMNIBUS INCENTIVE PLAN

(Full titles of the plans)

Alexandra S. Colin

Senior Vice President, General Counsel and Corporate Secretary

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(331) 777-6070

(Name, address and telephone number of agent for service)

Copies to:

Brian M. Janson

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

Univar Solutions Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), together with any and all plan interests and other securities registered thereunder that remain unsold or otherwise unissued:

•

Registration Statement No. 333-205176, filed on June 23, 2015, relating to the registration of (a) 5,124,371 Shares underlying option awards under the Univar Inc. 2011 Stock Incentive Plan, (b) 4,011,913 Shares reserved for issuance pursuant to future awards under the Univar Inc. 2015 Omnibus Equity Incentive Plan and (c) 2,005,956 Shares reserved for issuance under the Univar Inc. Employee Stock Purchase Plan;

•

Registration Statement No. 333-217757, filed on May 8, 2017, relating to the registration of 6,000,000 Shares reserved for issuance pursuant to future awards under the Univar Inc. 2017 Omnibus Equity Incentive Plan; and

•

Registration Statement No. 333-238083, filed on May 7, 2020, relating to the registration of 6,650,000 Shares reserved for issuance pursuant to future awards under the Univar Solutions Inc. 2020 Omnibus Incentive Plan.

On August 1, 2023, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Merger Agreement”), by and among the Registrant, Windsor Parent, L.P., a Delaware limited partnership (“Parent”) and Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its Shares and securities pursuant to the Registration Statements. In accordance with the undertakings made by Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, the Registrant removes and withdraws from registration all securities registered pursuant to each of the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on this first day of August, 2023.

UNIVAR SOLUTIONS INC.

By:	/s/ Alexandra S. Colin
Name:	Alexandra S. Colin
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.